Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
AXS-One, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-11681, 333-49733, 333-61125, 333-72142, 333-72138, 333-119327 and 333-126554) on Form S-8 and (Nos. 333-49731, 333-115145, 333-126555, and 333-129149) on Form S-3 of AXS-One, Inc. and Subsidiaries of our report dated March 21, 2007, with respect to the consolidated financial statements and the related financial statement schedule as of December 31, 2006 and for the year then ended, which appears in the December 31, 2006 annual report on Form 10-K of AXS-One, Inc. and Subsidiaries.

/s/ Amper, Politziner & Mattia, P.C.

Date: March 21, 2007
Edison, New Jersey